Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

January 24, 2011

Valence Technology, Inc.
12303 Technology Boulevard, Suite 950
Austin, TX  78727

Re: Registration Statement on Form S-3

Ladies and gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-171663) filed by you with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of, among other securities, shares of your common stock, par value $0.001 (the “Common Stock”).  We understand that the shares are to be sold by Wm Smith & Co., as agent under that certain At Market Issuance Sales Agreement dated February 22, 2008, as amended by Amendment No. 1 to At Market Issuance Sales Agreement dated July 2, 2009, Amendment No. 2 to At Market Issuance Sales Agreement dated December 30, 2010 and Amendment No. 3 to At Market Issuance Sales Agreement dated January 22, 2011  (as amended, the “Sales Agreement”), between you and Wm Smith & Co. for resale to the public as described in that certain Prospectus dated January 21, 2011, as amended by Prospectus Supplement No. 1 dated January 24, 2011 (as amended, the “Prospectus”).  This opinion is being filed to cover the remaining 9,523,930 shares of Common Stock to be issued under the Sales Agreement pursuant (the “Shares”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

 Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Sales Agreement, the Prospectus and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

 We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement.

Sincerely, WILSON SONSINI GOODRICH & ROSATI, P.C. /S/ WILSON SONSINI GOODRICH & ROSATI, P.C.